Exhibit 99.1

October 23, 2015

Fellow Shareholders,

Late summer and early fall in Northeast Ohio usher in the annual harvest. This is the time when our neighboring farmers are rewarded with the full abundance of their crops after months of thoughtful planning and hard work. And so it is, also, for Farmers National Bank.

As I report to you today on our company’s third quarter performance, the two mergers we only envisioned back in the spring are now reality. We remain highly productive as we grow; reaping a tremendous increase in revenues from both our mortgage and loan divisions. And, as any wise farmer would, we have prepared for the next growing season by building our capital position to such a strong state that we are well positioned to act if and when we encounter additional strategic partnership opportunities.

Here are the highlights of our stellar third quarter:

Merger Updates

TSOH – 1st National Community Bank

We proudly announced on October 1, 2015, the completion of the merger of Tri-State 1st Banc Inc., the holding company for 1st National Community Bank. We had a very aggressive timeline for finalizing this deal and I am pleased we were able to accomplish our goal of closing both mergers within a four month period. This merger is exciting for Farmers because it allows us to gain a source of low-cost funding, enter into the Pennsylvania market, and achieve the second largest market share in Columbiana County.

NBOH – First National Bank of Orrville

On November 2, 2015, all First National customers will be fully converted to Farmers National Bank customers. The conversion will introduce Farmers’ best-in-class online and mobile banking to this new customer base. In addition, customers will have access to our well-established and comprehensive Wealth Management division. The robust demographic information demonstrates that this new market has a strong appetite for Wealth Management services and we have already begun executing our integration plan by placing Financial Advisors, Trust Advisors and Private Client Service Representatives in this new marketplace.

Capital

Since the beginning of the year, Farmers invested approximately $89 million to acquire 1st National Community Bank and First National Bank of Orville, while returning $1.9 million to shareholders through third quarter of 2015 in quarterly dividend payments. In spite of these uses of capital, I am pleased to report that Farmers remains extremely well capitalized. At September 30, 2015, our tangible equity ratio was 8.80%, well above the requirements administered by the federal banking agencies. Maintaining strong capital levels is critically important and allows us to pursue additional growth opportunities and acquisitions.

Diversity in Revenue

Revenue growth and security through diversification continues to be the goal in nearly all of our current service lines, and there is no better model for success in this endeavor than our mortgage department. With the First National merger, we were able to move the combined department’s headquarters into the wealth management building in Canfield, and this is only where the operational efficiencies begin. Besides the immediate benefit of reducing mortgage processing salaries from $617,000 combined before the merger to $413,000 now, the newly consolidated department benefits from the ability to offer Freddie Mac service retained loans and use Freddie’s seller service number. We are one bank with one streamlined, efficient system.

As a result, Farmers has seen an immediate and impressive increase in our mortgage pipeline. We have grown this business from $15 million combined between the two banks before the merger to more than $20 million now. Mortgage closings in the third quarter alone totaled $28.5 million.

Conclusion

Your management team is never content to rest on past performance. So, while late fall and winter is a dormant time in nature’s growth cycle, we at Farmers intend to actively use the quarter ahead to fully integrate our new associates in Wayne, Medina and Beaver Counties into our company’s culture and lay the groundwork for optimizing both performance and revenues across all areas of our business.

As always, I am open to your calls, letters, and emails, so please do not hesitate to reach out to me if you have an idea or some insight you would like to share.

Very truly yours,

Kevin J. Helmick

President & CEO